Exhibit 99.1

PeopleSupport Reports First Quarter 2008 Financial Results

Streamlined operations delivered improved operating performance

Record $20.4 million cash generated from operating cash flow

LOS ANGELES--(BUSINESS WIRE)--PeopleSupport, Inc. (Nasdaq:PSPT), a leading offshore business process outsourcing (BPO) provider, today announced financial results for its first quarter ended March 31, 2008. Revenues for the first quarter were $35.7 million, a 6% increase from $33.6 million in the first quarter of 2007. Income from operations for the first quarter was $0.9 million, as compared to $1.1 million in the year-ago quarter. Net loss was $21.8 million, including a $5.9 million charge from our foreign currency contract settlements and a non-cash $17.6 million expense from the deferred tax valuation allowance, or a loss of $1.01 per diluted share based on 21.6 million weighted average shares outstanding, compared to a profit of $3.9 million, or $0.16 per diluted share based on 24.3 million weighted average shares outstanding in the same quarter last year.

In an effort to minimize the volatility from foreign currency movements, PeopleSupport adopted a new foreign exchange hedging program that may provide better matching of the expense with the associated potential gain or loss from the hedges. In connection with this, the Company settled its previous outstanding Philippine Peso forward contracts by the end of March 2008, resulting in a pre-tax cash receipt of approximately $13.1 million and a first quarter loss of approximately $5.9 million, when compared to a previously booked mark-to-market unrealized gain of approximately $19 million on December 31, 2007. Since establishing its Philippine Peso foreign exchange program a year ago, PeopleSupport has generated nearly $18 million in pre-tax cash gains from this program.

Additionally, the Company booked a non-cash tax expense of $17.6 million related to the establishment of an income tax valuation allowance against the Company’s net federal deferred tax asset.

“We are pleased with PeopleSupport’s solid operational execution during the first quarter, in terms of service excellence for our clients and better than expected operating margins,” said Lance Rosenzweig, PeopleSupport CEO and Chairman. “Revenues increased slightly due to strong growth in our financial services and travel sectors, which, as expected, was partly offset by a decrease in revenues from our technology and telecommunication sector. We are confident in our service excellence and leadership position within our key industry verticals. In addition, we continue to improve operational efficiencies, utilization rates, and pricing. We believe we are well positioned to adapt to the changing economic environment, as we continue to capitalize on opportunities for the long-term growth of the business.”

Richard Bledsoe, Chief Operating Officer, said, “In the past year, PeopleSupport has made several important strides in improving operational efficiency and enhancing client satisfaction. We aligned PeopleSupport’s operations along industry verticals, continued to deepen our industry domain knowledge and expertise, exited unnecessary facilities and optimized our floor space, increased utilization of our infrastructure, enhanced IT and workforce management systems and strengthened our middle management team. These actions, among others, have resulted in greater focus, improved results and higher client satisfaction.”

First quarter 2008 cost of revenues was $23.8 million or 67% of revenues, as compared to $21.8 million or 65% of revenues in the year-ago quarter. As a result of PeopleSupport’s restructuring of operations and clear delineation of support groups, the Company reclassified certain expenses, from cost of revenues to SG&A, and conformed prior year amounts to the current presentation.

First quarter 2008 operating margins were 2.5%, as compared to 3.2% in the year-ago quarter. On average for the first quarter of 2008, the Philippine Peso appreciated 16% against the U.S. dollar compared to a year-ago, reducing PeopleSupport’s first quarter 2008 operating income by $2.9 million and operating margins by 8.1% compared to the first quarter of 2007. Non-cash, stock-based compensation expense was $1.7 million in the first quarter, compared to $1.2 million in the year-ago quarter, further reducing operating margins by 4.7% in the first quarter of 2008 and 3.4% in the first quarter of 2007.

Caroline Rook, Chief Financial Officer, commented, “Excluding the impact of the Philippine Peso foreign exchange, PeopleSupport’s operating margins have improved since 2007. If the Philippine Peso rate were the same as one year ago, PeopleSupport’s operating margins in the first quarter of 2008 would have been 11% versus 3% in the first quarter of 2007. We are pleased to have enhanced our solid cash position and implemented a new foreign currency hedging program in order to minimize volatility from the foreign currency movements.”

Net cash provided by operating activities for the quarter was $20.4 million, including $13.1 million from the forward foreign currency contracts settled in the quarter. Net cash used for financing activities included $3.3 million in the acquisition of PeopleSupport’s common stock as a part of the Company’s second $25 million common stock repurchase program. Capital expenditures were $1.4 million in the first quarter of 2008, as compared to $14.3 million in the first quarter of 2007, which included the acquisition of land in the Philippines for approximately $9 million. As of March 31, 2008, PeopleSupport had $137.6 million in cash and cash equivalents and marketable securities and no debt.

2008 Outlook – Second Quarter & Full Year

For the second quarter and balance of 2008, PeopleSupport has assumed the Philippine Peso rate of approximately 42 pesos to the U.S. dollar. PeopleSupport’s $25 million stock repurchase will likely impact financial results throughout 2008 as the Company uses cash to repurchase shares, which would reduce interest income and share count and potentially affect EPS. As of March 31, 2008, PeopleSupport used $3.3 million in cash to repurchase shares in the open market, and has made no further adjustments to guidance as the timing of future stock transactions cannot be predicted.

PeopleSupport management offers the following guidance for the quarter ending June 30, 2008:

  Revenue is expected to be between $37.2 million and $38.2 million
  Operating margins are expected to be approximately 1.5% to 2.5%
  Non-cash, stock-based compensation expense is expected to be approximately $1.6 million
  Diluted EPS is expected to be in the range of $0.06 and $0.08 based on approximately 22.1 million shares outstanding on a diluted basis

Management offers the following guidance for the full fiscal year ending December 31, 2008:

  Revenue is expected to be between $153.0 million and $157.0 million
  Operating margins are expected to be approximately 3% to 4%
  Non-cash, stock-based compensation expense is expected to be approximately $6.6 million
  Diluted EPS is expected to be between $(0.74) and $(0.65) based on approximately 21.6 million shares outstanding on a diluted basis

Conference Call with Management

PeopleSupport’s executive management will host a conference call for investors and all interested parties today at 5:30 p.m. Eastern Time (2:30 p.m. Pacific Time). The call will be broadcast over the Internet. To listen to the event via the Internet, please follow the instructions that will be available on the investor relations section of PeopleSupport’s website at www.peoplesupport.com. A replay of the conference call will be available on the company’s website for an extended period of time.

About PeopleSupport

PeopleSupport, Inc. (Nasdaq:PSPT), is a leading offshore business process outsourcing (BPO) provider that offers customer management, transcription and captioning and additional BPO services for global enterprise clients. From its world-class service delivery centers in the Philippines and Costa Rica, PeopleSupport offers high performance services with deep industry domain knowledge and expertise, resulting in customizable and best practice solutions. By delivering high quality services from offshore locations, PeopleSupport’s service delivery centers reduce costs, improve performance and increase revenues. A majority of PeopleSupport’s services are performed in the Philippines, where PeopleSupport is one of the largest outsourcing companies, employing approximately 7,900 college-educated, fluent English speaking personnel. Headquartered in Los Angeles, California, with approximately 8,300 employees worldwide, PeopleSupport serves clients in a variety of industries, such as travel, consumer, financial services, healthcare, insurance, technology, telecommunications, entertainment and education. For more information, visit www.peoplesupport.com.

Forward Looking Statements

Certain statements in this press release, including without limitation, those related to anticipated revenues, operating income and earnings for the second quarter ending June 30, 2008, and anticipated revenues, operating income and earnings for the full year ending December 31, 2008, expectations regarding expenses, industry and company trends, and market opportunities are forward looking. The company generally identifies forward-looking statements by using such terms as “may,” “will,” “could,” “should,” “potential,” “continue,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “believe,” or similar phrases or the negatives of such terms. The company bases these statements on management’s beliefs as well as assumptions using information currently available. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause anticipated results to differ include: the company’s dependence on a limited number of clients; foreign currency exchange risk; negative public reaction to offshore outsourcing; unanticipated technological changes and requirements, including changes that reduce the demand for the company’s services; competitive conditions in the markets the company serves; the company’s ability to manage growth, including integration of acquired companies; risks associated with operations in the Philippines and Costa Rica; changes in government regulations; and other risks identified from time-to-time in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent estimates and assumptions only as of the date they are made. The company undertakes no obligation to update or revise these forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. You should review the risk factors described in reports and registration statements that the company files from time to time with the Securities and Exchange Commission.

PEOPLESUPPORT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2008	2007
	(Unaudited)
	(In thousands, except share data)

ASSETS
Current assets:
Cash and cash equivalents	$104,470	$78,403
Marketable securities	2,968	19,996
Accounts receivable, net of allowance for doubtful accounts of $353 and $329	18,419	19,206
Land held for sale	6,874	-
Prepaid expenses and other current assets	4,936	17,149
Total current assets	137,667	134,754
Property and equipment, net	25,738	33,761
Marketable securities	30,151	23,326
Deferred tax assets	3,292	23,366
Goodwill and other intangible assets, net	8,225	8,267
Other non-current assets	3,055	9,736
Total assets	$208,128	$233,210

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,028	$2,446
Accrued compensation	4,739	4,218
Accrued liabilities	6,710	6,965
Deferred revenue	5,678	5,252
Deferred tax liabilities	850	4,205
Other current liabilities	66	66
Total current liabilities	21,071	23,152
Deferred rent	2,882	2,580
Other non-current liabilities	44	47
Total liabilities	23,997	25,779
Commitments and contingencies
Stockholders' equity:
Common stock; $0.001 par value; authorized 87.0 million shares; 21.3 million and 21.6 million shares issued and outstanding at March 31, 2008 and December 31, 2007, respectively	21	22
Additional paid-in capital	193,911	195,472
Retained earnings	(11,031)	10,700
Accumulated other comprehensive income	1,230	1,237
Total stockholders' equity	184,131	207,431
Total liabilities and stockholders' equity	$208,128	$233,210

PEOPLESUPPORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited, in thousands,
	except per share data)

Revenues	$35,720	$33,597
Cost of revenues (exclusive of depreciation and amortization expense shown below)	23,834	21,823
Selling, general and administrative	8,365	8,230
Depreciation and amortization	2,615	2,462
Income from operations	906	1,082
Interest income, net	1,232	1,474
Other income (expense)	(6,462)	1,123
Income (loss) before provision (benefit) for income taxes	(4,324)	3,679
Income tax provision (benefit)	17,509	(184)
Net income (loss)	(21,833)	3,863
Foreign currency translation adjustments	13	370
Unrealized gain on marketable securities	63	111
Change in pension liability	(83)	9
Comprehensive income (loss)	$(21,840)	$4,353

Basic earnings (loss) per share	$(1.01)	$0.16
Diluted earnings (loss) per share	$(1.01)	$0.16
Basic weighted average shares outstanding	21,613	23,500
Diluted weighted average shares outstanding	21,613	24,289

PEOPLESUPPORT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	March 31,
	2008	2007
	(Unaudited, in thousands)
OPERATING ACTIVITIES
Net income (loss)	$(21,833)	$3,863
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	2,615	2,462
Allowance for doubtful accounts	27	589
Stock-based compensation expense	1,692	1,156
Amortization of deferred compensation costs	-	86
Unrealized loss on derivatives	5,868	-
Deferred income taxes	16,718	(410)
Tax benefits from employee stock option exercises	-	(37)
Changes in operating assets and liabilities:
Accounts receivable	760	(9,520)
Prepaid expenses and other assets	12,950	425
Accounts payable and accrued liabilities	863	(1,564)
Deferred rent	307	217
Deferred revenue	424	958
Net cash provided by (used for) operating activities	20,391	(1,775)

INVESTING ACTIVITIES
Proceeds from sale/maturities of marketable securities	18,741	39,303
Purchases of property and equipment	(1,434)	(14,306)
Purchases of marketable securities	(8,475)	(46,140)
Net cash provided by (used for) investing activities	8,832	(21,143)

FINANCING ACTIVITIES
Payments of capital lease obligation	(5)	(14)
Tax benefits from employee stock option exercises	-	37
Proceeds from the exercise of stock options	166	143
Repurchase of common stock	(3,317)	-
Public offering costs	-	(168)
Net cash used for financing activities	(3,156)	(2)
Effect of exchange rate changes on cash	-	(4)
Net increase (decrease) in cash and cash equivalents	26,067	(22,924)
Cash and cash equivalents, beginning of period	78,403	80,880
Cash and cash equivalents, end of period	$104,470	$57,956

NON-CASH ACTIVITIES
Unrealized holding gains on marketable securities	$63	$111
Non-cash other comprehensive income adjustment for pension liabilities	$(83)	$9

CONTACT:
PeopleSupport
Peter Hargittay
Marketing & Investor Relations
T: 310.824.6182
F: 310.824.6299
phargittay@peoplesupport.com
www.peoplesupport.com
or
Joele Frank / Jamie Moser / Ariel LeBoff
Joele Frank, Wilkinson Brimmer Katcher
T: (212) 355-4449
F: (212) 355-4554